Exhibit 10.1

[Names of certain individuals to whom the knowledge of Nabors Drilling Canada Limited is attributed have been redacted from section 1.3]

Execution Version

NABORS DRILLING CANADA LIMITED

as Vendor

-and-

ENSIGN DRILLING INC.

as Purchaser

-and-

NABORS GLOBAL HOLDINGS II LIMITED

as Guarantor

- regarding -

The Acquisition of the Purchased Assets of the Vendor

ASSET PURCHASE AGREEMENT

JUNE 23, 2021

Table of Contents

Article 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Schedules	8
1.3	Knowledge	8
1.4	Interpretation	8
1.5	Conflicts	9

Article 2 PURCHASE AND SALE		9

2.1	Purchase and Sale of Purchased Assets	9
2.2	Purchase Price	9
2.3	Sales Tax	10
2.4	Final Invoicing and Vendor’s Receivables	10
2.5	Assumption of Liabilities	11
2.6	Excluded Liabilities	11
2.7	Allocation of Purchase Price	13

Article 3 REPRESENTATIONS AND WARRANTIES		13

3.1	Representations and Warranties of the Vendor	13
3.2	Survival	19
3.3	Representations and Warranties of the Purchaser	20
3.4	Survival	21

Article 4 EMPLOYEES		22

4.1	The Vendor to Continue to Employ until Closing Date	22
4.2	The Purchaser to Offer Employment	23
4.3	Employment Liabilities	24

Article 5 PURCHASER’S CONDITIONS		25

5.1	Correctness and Accuracy of Representations and Warranties	25
5.2	Performance of Obligations	25
5.3	Material Change	25
5.4	Competition Act Approval	25
5.5	No Injunctions or Restraints	25

Article 6 VENDOR’S CONDITIONS		25

6.1	Correctness and Accuracy of Representations and Warranties	25
6.2	Performance of Obligations	25
6.3	Competition Act Approval	26
6.4	No Injunctions or Restraints	26

Article 7 covenants regarding Competition Act		26

7.1	Competition Act Filing	26

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Article 8 CLOSING		27

8.1	Date, Time and Place of Closing	27
8.2	Vendor's Closing Deliveries	28
8.3	Purchaser's Closing Deliveries	29
8.4	Assumed Contracts	30

Article 9 PRECLOSING matters		30

9.1	Covenants	30
9.2	Inspection	30
9.3	Casualty	31

Article 10 INDEMNITY		31

10.1	Indemnity by the Vendor	31
10.2	General Limitation of Liability	32
10.3	Indemnity by Purchaser	33
10.4	Direct Claims	33
10.5	Third Party Claims	34
10.6	Settlement of Third Party Claims	34
10.7	Survival Period	34

Article 11 TERMINATION		35

11.1	Termination	35
11.2	Notice of Termination	35
11.3	Effect of Termination	35

Article 12 MISCELLANEOUS		36

12.1	Notices	36
12.2	Further Assurances	36
12.3	Confidentiality	37
12.4	Press Releases	37
12.5	Filing this Agreement	37
12.6	Unenforceable Terms	37
12.7	Amendments	38
12.8	Default	38
12.9	Assignment	38
12.10	Entire Agreement	38
12.11	No Waiver	38
12.12	Construction	38
12.13	Governing Law and Submission to Jurisdiction	38
12.14	Survival	39
12.15	Counterpart and Facsimile Execution of Documents	39
12.16	Enurement	39
12.17	Costs	39
12.18	No Third Party Beneficiaries	39
12.19	Removal of Name	39
12.20	Privacy	39

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated effective the 23rd day of June, 2021.

AMONG:

NABORS DRILLING CANADA LIMITED, an Alberta corporation (the "Vendor")

-and-

ENSIGN DRILLING INC., an Alberta corporation (the "Purchaser")

-and-

NABORS GLOBAL HOLDINGS II LIMITED, an exempted company under the laws of Bermuda ("Guarantor")

WHEREAS the Vendor is the owner of the Purchased Assets;

AND WHEREAS the Vendor desires to sell the Purchased Assets to the Purchaser and the Purchaser desires to purchase the Purchased Assets from the Vendor all in accordance with the terms and provisions of this Agreement;

AND WHEREAS the Vendor is an Affiliate of the Guarantor and the Guarantor has agreed to guarantee certain obligations of the Vendor as specified hereunder;

NOW THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the Parties and the Guarantor, intending to be legally bound, agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

The following terms and expressions shall have the meanings set forth below whenever used in this Agreement:

"Acquired Employees" means has the meaning set out in Section 4.2(a);

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this Agreement, "control", when used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote 50% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing;

"Agreement" means this Asset Purchase Agreement and all Schedules and Exhibits hereto and all instruments in amendment or confirmation of it;

"Amended UST Remedial Estimate" has the meaning given to it in Section 2.7(c);

"Applicable Law" shall mean with respect to any Person, any international, foreign, national, federal, state, provincial, territorial, municipal or local law (statutory, common law or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, judgment, order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person;

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"Assigned Licenses" has the meaning given to it in Section 3.1(j);

"Assumed Contracts" means those Material Contracts listed in Schedule J;

"Assumed Liabilities" has the meaning given to it in Section 2.5;

"Benefit Plan" means any plan, fund, or program, pursuant to which benefits of material economic value are provided to, or may reasonably be anticipated by, any Acquired Employee, or any present or former beneficiary, dependent or assignee of any Acquired Employee, other than: (a) regular salary, wages or commissions paid as compensation for the performance of services by any Acquired Employees prior to the Closing Date, (b) reasonable arrangements made in the ordinary course of Business for reimbursement of expenses and vehicle and travel allowances, and (c) worker's compensation benefits, Canada Pension Plan benefits and Employment Insurance benefits;

"Business" means the land rig drilling business carried on by the Vendor in Canada as of the Closing Date and for greater certainty does not include Canrig Drilling Technology Canada Ltd., Nabors Drilling Solutions, RigWatch, or any other business of the Vendor or any Affiliate of the Vendor carried on in Canada or elsewhere;

"Business Day" means any day of the year, other than Saturday, Sunday or any day on which banks in Calgary, Alberta are authorized or required to close;

"Canrig Lease" means the unwritten arrangement between the Vendor, as landlord, and Canrig Drilling Technology Canada Ltd., as tenant, pursuant to which the tenant is entitled to use one bay located in the Owned Premises;

"Claim(s)" means, any and all debts, costs, expenses, liabilities, obligations, losses and damages, penalties, proceedings, actions suits or claims of whatsoever nature or kind including, as the context requires, any administrative, arbitral, regulatory or judicial proceedings, actions or suits; lawsuits; demands; demand letters; damages; punitive damages; claims; strict liability claims, including those under Environmental Laws; liens; notices of noncompliance or violation; judgments; fines; penalties; losses; investigations or proceedings; and costs, including reasonable accountants' and attorneys' and consultants' fees and costs, court costs, amounts paid in settlement and costs and expenses of investigations;

"Closing" means the completion of the Transaction contemplated in this Agreement;

"Closing Date" means:

(a)	the later of June 30, 2021 or the date that is six (6) Business Days following the day on which the Competition Act Approval has been obtained; or

(b)	such other time or date or both as may be agreed on in writing by the Parties;

"Closing Time" means 10:00 a.m., on the Closing Date;

"Commissioner" means the Commissioner of Competition appointed under section 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his or her behalf;

"Competition Act" means the Competition Act, R.S.C. 1985, c. C-34;

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"Competition Act Approval" means:

(a)	the issuance of an advance ruling certificate pursuant to section 102 of the Competition Act in respect of the Transaction; or

(b)	the applicable waiting period under section 123 of the Competition Act has expired or been waived in accordance with the Competition Act; or the obligation to give the requisite notice has been waived pursuant to section 113(c) of the Competition Act; and the Commissioner shall advised in writing that he does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the Transaction, on terms and conditions satisfactory to the Purchaser, acting reasonably, and such advice has not been rescinded or amended;

"Competition Bureau" means the Canadian Competition Bureau;

“Confidentiality Agreement” means the Mutual Confidentiality Agreement dated March 31, 2021, by and between Nabors Corporate Services, Inc., a Delaware corporation, on behalf of itself and its Affiliates (including the Vendor) and the Purchaser;

“Contaminants of Concern” means petroleum hydrocarbon contaminants typically associated with a former UST;

"Contract" means any written agreement, indenture, commitment, contract, lease, purchase order, deed of trust, option, instrument or other commitment;

"CRA" means the Canada Revenue Agency;

"Designated Employees" means those employees of the Vendor specifically identified as such in the Employment Matters Disclosure Letter;

“Direct Claim” has the meaning given to it in Section 10.4;

"Dollars" or "$" means the lawful currency of Canada;

"Disclosure Schedule" means the Vendor’s disclosure schedule set out in Schedule I;

"Employees" means all individuals who are employees of the Vendor and who are employed or similarly engaged for valuable consideration in connection with the Business, (including deferred or contingent compensation) for regular and ongoing services rendered, including those employees of the Vendor on disability leave, parental leave or other leave of absence, but excluding any Protected Employees;

"Employment Matters Disclosure Letter" means the letter provided by the Vendor to the Purchaser on the date hereof;

"Encumbrance" means any encumbrance, lien, charge, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, easement, right of occupation, any matter capable of registration against title, right of pre-emption or privilege or any contract to create any of the foregoing;

"Environmental Claim(s)" means the following environmental matters: (i) an Environmental Condition that is now, at the time of discovery or will in the future be required by a Governmental Authority to be remediated under the Environmental Laws at, on or under or arising or emanating from the Owned Premises, the Purchased Assets or any of them, including but not limited to payment of penalties and fines assessed or imposed by any Governmental Authority arising from such an Environmental Condition; (ii) a Claim arising from the Release, handling, generation, management, control, processing, transportation, disposal, storage, treatment and/or recycling of or exposure to any Hazardous Materials associated with the Business, the Owned Premises, the Purchased Assets, or any of them, including but not limited to Hazardous Materials generated by the Vendor in connection with the Business or any aspect thereof, and transported or caused to be transported to an offsite location prior to the Closing Date;

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"Environmental Condition" means any condition existing on, at or originating from, any property or assets included with the Purchased Assets which constitutes, (a) a Release on, at or from such property of any Hazardous Materials, (b) a violation of any Environmental Laws or any Environmental Permits, or (c) a condition that otherwise could result in liability under any Environmental Laws;

"Environmental Laws" means any and all Applicable Laws or orders, rules, codes, policies, directives, standards, guidelines, Licenses or permits of any Governmental Authority relating to clean-up, remediation, Hazardous Materials, or the abatement of pollution, protection or restoration of the environment, or the ensuring of public health and safety from environmental or occupational or workplace hazards as in effect on the Closing Date, specifically including, but not limited to, those relating to the exposure to, use, Release, threatened Release, emission, presence, storage, treatment, generation, transportation, processing, handling, management or control of Hazardous Materials, all as in effect on the Closing Date;

"Environmental Permits" means all permits, approvals, certificates, identification numbers, Licenses and other authorizations required under any applicable Environmental Law to own or operate the Purchased Assets as currently configured and as operated;

"Equipment" means all of the Vendor’s rigs, vehicles, and other equipment used in the Business;

”ETA” means the Excise Tax Act, R.S.C. , 1985, c. E-15;

"Excluded Assets" means those assets listed in Schedule D, and includes for certainty (a) the Vendor’s interest in the Leased Premises, (b) the Material Contracts which are not Assumed Contracts, and (c) the Prohibited Names and Marks;

"Excluded Liabilities" means all liabilities of the Vendor other than Assumed Liabilities;

"Goodwill" means the goodwill of the Business, including: (a) the right, as presently held by the Vendor, for the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor and the right to use any words indicating that the Business is so carried on; (b) all records of sales, customer lists and supplier lists of or used in connection with the Business; and (c) to the extent transferable, the telephone numbers and telephone listings used by the Vendor in connection with the Business, but for greater certainty shall not include any rights to own or use in any way of the Prohibited Names and Marks unless as specifically provided for in this Agreement;

"Governmental Authority" means any: (a) Canadian national, provincial, county, city, town, village, district, territory, or other jurisdiction of any nature; (b) Canadian federal, provincial, local, municipal or other government; (c) governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) arbitrator, agency or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, licensing, permitting or taxing authority or power of any nature; or (e) any stock exchange or securities commission or similar body;

"GST" means goods and services tax under the ETA;

"GST 44 Election" has the meaning given to it in Section 2.3;

"Guarantor" means Nabors Global Holdings II Limited;

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"Hazardous Material" means: (a) any chemicals, materials or substances defined as "hazardous waste", "hazardous substance", "extremely hazardous substance", "toxic chemical", "hazardous material", "hazardous chemical", "toxic pollutant", "contaminants", "chemical", "chemical substance", "hazardous air pollutant", "pollutant", "pesticide", "toxic" or "quantity of asbestos", as such terms are defined, listed, identified under or described in any of the Environmental Laws in such quantities, condition or concentrations as are regulated by applicable Environmental Laws; (b) any urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, brine, all forms of natural gas, petroleum and other hydrocarbons or by-products, any toxic, infectious, reactive, radioactive, explosive, corrosive, ignitable or flammable chemical, chemical compound or mixture thereof, and any other hazardous or dangerous substance, material or waste, all as defined in or for purposes of any Environmental Law, whether solid, liquid or gas, or any combination thereof; and (c) Contaminants of Concern;

"HSBC Lien" means those certain security interests, assignments, mortgages and charges granted to and in favour of HSBC Bank of Canada and registered pursuant to the respective Personal Property Security Act for the provinces of British Columbia, Alberta and Saskatchewan;

"Indemnitees" has the meaning given to it in Section 10.1;

"Informal Storage Yard Leases" has the meaning given to it in Section 8.5;

"Inventory" means all inventory of the Vendor acquired for the purpose of being used or consumed in connection with the operation of the Business (other than the Excluded Assets), including:

(a)	all spare parts, raw materials, replacement parts, materials and equipment in all stages of manufacture, raw materials and new and unused production, packing and shipping supplies; and

(b)	all other materials and supplies on hand to be used or consumed in connection with the operation of the Business;

"Leased Premises" means the properties identified as the Leased Premises in Schedule D;

"Licenses" has the meaning given to it in Section 3.1(j);

“Major Customers” has the meaning given to it in Section 3.1(q);

“Major Suppliers” has the meaning given to it in Section 3.1(q);

"Material Contracts" has the meaning given to it in Section 3.1(i);

"Offers" has the meaning given to it in Section 4.2(a);

“Outside Date” means August 31, 2021;

"Owned Premises" means the properties listed in Schedule C and all buildings and improvements thereon;

"Parties" means Vendor and Purchaser, and "Party" means any one of them;

"Permitted Encumbrances" means the Encumbrances set out in Schedule F and (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business, (c) easements, encroachments, rights of way, zoning ordinances and other similar Encumbrances affecting the Owned Premises, (d) other than with respect to the Owned Premises, liens arising under original purchase price conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business, and (e) minor imperfections of title or other minor encumbrances which do not individually or in the aggregate detract from the value of, or impair the use of, any of the Purchased Assets;

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"Person" includes an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority;

"Personal Information" means any information about an identifiable individual;

"Privacy Laws" means the Personal Information Protection Act (Alberta), the Personal Information Protection and Electronic Documents Act (Canada), and any substantially similar privacy legislation in Canada applicable to any Person;

"Prohibited Name and Marks" has the meaning given to it in Section 12.19;

"Protected Employees" means those employees of the Vendor specifically identified as such in the Employment Matters Disclosure Letter;

"PST" has the meaning given to it in Section 2.3(a);

"Purchase Price" has the meaning given to it in Section 2.2;

"Purchased Assets" means in respect of the Business:

(a)	the Equipment;

(b)	all Inventory, wherever located and listed on Schedule B;

(c)	the Assumed Contracts;

(d)	the Assigned Licenses;

(e)	the Owned Premises;

(f)	all books and records of the Vendor relating to the Purchased Assets, including all customer and supplier lists, title information, maintenance and inspection reports, equipment maintenance and warranty information, operating manuals, all correspondence material to the ongoing operation of the Business with any customers, suppliers, Acquired Employees or Governmental Authority, all personnel records related to the Acquired Employees, environmental reports and files and any other material reports prepared by or on behalf of the Vendor related to the Purchased Assets, including data stored electronically;

(g)	all rights of the Vendor to manufacturers' warranties and indemnities with respect to the Purchased Assets; and

(h)	the Goodwill of the Vendor;

but excluding for certainty in each case, the Excluded Assets and the books and records related thereto;

"Purchaser" means Ensign Drilling Inc.;

"Purchaser’s Conditions" has the meaning given to it in Article 5;

“Purchaser Indemnitees” has the meaning given to it in Section 10.1

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"Purchaser's Counsel" means DLA Piper (Canada) LLP;

"Release" or "Released" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including, but not limited to, the abandoning or discarding of barrels, containers and other materials or refuse containing any Hazardous Material) of a substance into the environment;

"Seconded Employee" means the employee identified as such in the Employment Matters Disclosure Letter as such;

“Site Building C” means that portion of the Owned Premises identified as Site Building C in the Phase I Environmental Site Assessment dated May 18, 2021, prepared by Pinchin Ltd. on behalf of the Vendor.

"Software License" collectively means a limited, royalty-free (for a period of one (1) year from the Closing Date), non-exclusive and non-transferable license between Vendor (or the applicable Affiliate of Vendor which owns the software) and Purchaser pursuant to which Vendor will: (i) license certain rig control software (AC Rigs (Academy) and SMARTROS) to Purchaser, substantially in the form of Schedule G hereto; and (ii) license certain rig control software (ROCKit and REVit), in accordance with the standard terms and conditions of the Vendor (or the applicable Affiliate of the Vendor) attached hereto as Schedule M at a daily operating price of three hundred dollars ($300) plus applicable Tax, for each of ROCKit and REVit per each applicable drilling rig;

"Tax Act" means the Income Tax Act (Canada), as amended from time to time;

"Taxes" means any and all federal, provincial, municipal, local and other taxes, assessments, interest, penalties, deficiencies, fees and other charges or impositions charged or imposed by any taxation authority including, without limitation, all income tax, employment insurance, sales and use, excise, privilege, real, personal and other property, ad valorem, license, school and any other tax or similar governmental charge or imposition;

"Third Party" means any Person other than Vendor, Purchaser, Guarantor, and their respective Affiliates;

"Third Party Claim” has the meaning given to it Section 10.5;

"Transaction" means the transaction of purchase and sale contemplated in this Agreement;

“UST” has the meaning given to it in Section 2.7(a);

“UST Phase II Assessment” has the meaning give to it in Section 2.7(a);

“UST Phase II Report” has the meaning give to it in Section 2.7(a);

“UST Remedial Estimate” has the meaning given to it in Section 2.7(a);

"Vendor" means Nabors Drilling Canada Limited;

"Vendor Benefit Plan" means a Benefit Plan at any time sponsored or maintained by Vendor or to which Vendor makes or made contributions, or which was sponsored or maintained by the Vendor prior to the Closing Date, or to which the Vendor made contributions prior to the Closing Date;

"Vendor’s Conditions" has the meaning given to it in Article 6;

"Vendor’s Counsel" means Miller Thomson LLP and Haynes and Boone, LLP;

“Vendor Indemnitees” has the meaning given to it in Section 10.3;

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“Vendor’s Receivables” has the meaning given to it in Section 2.4; and

“Written Lease” has the meaning set out in Section 8.3(k).

1.2	Schedules

The following Schedules are expressly incorporated into and form part of this Agreement:

Schedule A - Equipment
Schedule B - Inventory
Schedule C – Owned Premises
Schedule D - Excluded Assets
Schedule E - Assigned Licenses
Schedule F - Permitted Encumbrances
Schedule G - Form of Software License
Schedule H - Allocation of Purchase Price
Schedule I - Disclosure Schedule

Schedule J - Assumed Contracts

Schedule K- Material Contracts

Schedule L- Informal Storage Yard Leases

Schedule M- ROCKit and REVit Standard Terms and Conditions

Any information set forth in one Schedule or one section of a Schedule will be deemed to apply to another Schedule or section of a Schedule to the extent its relevance to such other Schedule or section of a Schedule is reasonably apparent (notwithstanding the omission of a reference or cross-reference thereto on, or the absence of, any Schedule relating to such other section of the Agreement).

1.3	Knowledge

The knowledge of the Vendor consists of the actual knowledge or awareness of [ _____ ] [ _____ ] and [ _____ ]. The knowledge of the Purchaser consists of the actual knowledge or awareness of the current officers and managers of the Purchaser whose normal responsibilities relate to the subject matter in question. For these purposes, knowledge and awareness do not include the knowledge of any Third Party or constructive or imputed knowledge. Neither Party nor any of such designated Persons has any obligation to make inquiry of any Third Party or of any files and records of any Third Party in connection with representations and warranties that are made to the Party’s knowledge or awareness.

1.4	Interpretation

Unless otherwise stated or the context otherwise necessarily requires, in this Agreement:

(a)	references herein to any agreement or instrument, including this Agreement, shall be a reference to the agreement or instrument as varied, amended, modified, supplemented or replaced from time to time;

(b)	the terms "in writing" or "written" include printing, typewriting, email or facsimile transmission;

(c)	references to a statute shall be a reference to:

(i)	that enactment as amended or re-enacted from time to time and every statute that may be substituted therefor; and

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(ii)	the regulations, bylaws or other subsidiary legislation made pursuant to that statute;

(d)	words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;

(e)	a reference to time shall, unless otherwise specified, refer to Mountain Standard Time or Mountain Daylight Savings Time during the respective intervals in which each is in force in the Province of Alberta;

(f)	"including", "includes" and like terms means "including without limitation" and "includes without limitation";

(g)	the terms "this Agreement", "hereto", "hereunder" and similar expressions refer to this Agreement in its entirety;

(h)	the headings of Articles, Sections and paragraphs in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(i)	unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and paragraphs are to Articles, Sections and paragraphs of this Agreement, and references herein to Schedules are references to Schedules to this Agreement; and

(j)	where a term is defined herein, a capitalized derivative of that term shall have a corresponding meaning unless the context otherwise requires.

1.5	Conflicts

Except as specifically provided herein, if there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a conveyance document, the provision of the body of this Agreement shall prevail.

1.6	Guarantee

Guarantor hereby guarantees the payment of the amounts required to be paid by the Vendor pursuant to Article 10 and covenants with Purchaser that Guarantor is, and that it shall be, directly liable as principal obligor for the performance of such payment without necessity or requirement for Purchaser to pursue or exhaust their remedies or recourse against Vendor. Notwithstanding anything else herein contained, the maximum liability of the Guarantor pursuant to this Agreement shall not exceed 20% of the Purchase Price.

Article 2
PURCHASE AND SALE

2.1	Purchase and Sale of Purchased Assets

Subject to the terms set forth in this Agreement, the Vendor hereby agrees to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Vendor, free and clear of any and all Encumbrances (other than Permitted Encumbrances and the HSBC Lien) whatsoever as at the Closing Date, all of the Purchased Assets.

2.2	Purchase Price

(a)	Subject to adjustments set forth herein, the aggregate purchase price payable by the Purchaser to the Vendor for the Purchased Assets shall be One Hundred Seventeen Million Five Hundred Thousand Dollars ($117,500,000.00) plus applicable Taxes (if any) (the "Purchase Price").

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(b)	At Closing, the Purchaser shall pay the Purchase Price, plus or minus any adjustments, to the Vendor by wire transfer of immediately available funds.

2.3	Sales Tax

(a)	Vendor and Purchaser will make a joint election under section 167 of the ETA so that the GST will not be payable on the transfer of the Purchased Assets. The Purchaser and Vendor will both execute the GST 44 "Election Concerning the Acquisition of a Business or Part of a Business" (the "GST 44 Election") to effect that election. Purchaser will file the GST 44 Election with its GST return for the reporting period in which the Closing Date occurs. Vendor and Purchaser agree that they will cooperate and use commercially reasonable efforts, in accordance with Applicable Laws, regarding any provincial sales tax (“PST”) that may be exigible in respect of the sale of the Purchased Assets under this Agreement, including but not limited to the Purchaser providing to the Vendor, at or before the time of Closing, a duly completed, signed and dated certificate of exemption for any production machinery and equipment or oil and gas drilling rigs eligible for exemption.

(b)	If, however, any GST or PST, is determined to be payable on or after Closing, in respect of the purchase and sale of the Purchased Assets, the Purchaser shall pay to the Vendor, immediately upon demand, such GST or PST, which the Vendor shall forthwith remit to the CRA (or other applicable Governmental Authority) and provide to the Purchaser evidence in writing of such remittance. In addition, the Purchaser shall indemnify and hold harmless the Vendor Indemnitees against and in respect of any and all interest and penalties assessed by the Minister of National Revenue (Canada) or the corresponding Governmental Authority, together with any and all reasonable legal and professional fees incurred by Vendor Indemnitees, as a consequence of the election provided for under section 167 of the ETA not being available in respect of the Transaction, or any PST being payable in respect of the Transaction.

2.4	Final Invoicing and Vendor’s Receivables

On or immediately prior to the Closing Date, the Vendor shall render a final invoice for services rendered up until the Closing Date to all of its customers in respect of the Business. The Vendor shall retain all accounts receivable of the Business accruing up to the Closing Date (the “Vendor’s Receivables”). The Vendor shall continue to collect the Vendor’s Receivables after Closing, provided that (i) if for any reason the Purchaser receives any of the Vendor’s Receivables, it shall hold any monies received by it on account of the Vendor’s Receivables in trust for the Vendor, and shall remit all such monies to the Vendor on a monthly basis, and (ii) if for any reason the Vendor receives any accounts receivable of the Business accruing after the Closing Date, it shall hold any monies received by it on account thereof in trust for the Purchaser, and shall remit all such monies to the Purchaser on a monthly basis. The Purchaser shall, acting reasonably, and upon request from the Vendor, assist the Vendor with the collection of the Vendor’s Receivables. Vendor will reimburse Purchaser for Purchaser’s reasonable out-of-pocket expenses in connection with such assistance. For certainty, the limitations, caps and thresholds in Article 10 shall not apply to the payment obligations of either Party pursuant to this Section 2.4.

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2.5	Assumption of Liabilities

Effective as of the Closing Date, the Purchaser shall assume the obligations and liabilities of the Vendor in respect of:

(a)	any liability or obligation accruing or arising on or after the Closing Date under or in respect of the Assumed Contracts, the Assigned Licenses, and other commitments of the Vendor relating in any manner whatsoever to the Business or the Purchased Assets (other than any liability or obligation arising out of or relating to a breach or default that occurred prior to the Closing Date);

(b)	any Third Party product liability or warranty liability arising at any time in respect of products or services of the Business provided by the Purchaser on or after the Closing Date;

(c)	subject to Section 2.7, any liability relating to an Environmental Claim or Environmental Condition associated directly or indirectly with the Owned Premises arising at any time or migrating therefrom;

(d)	any liability relating to or arising out of the conduct or operation of the Business by the Purchaser on or after the Closing Date, including without limitation, those arising from: (i) personal injury (including death) or property damage Claims; or (ii) any Third Party relationship, representation, agreement or joint venture; and

(e)	the obligations assumed by the Purchaser under Article 4 in respect of the Acquired Employees,

(collectively the "Assumed Liabilities").

2.6	Excluded Liabilities

Except for the Assumed Liabilities, the Purchaser shall not assume and shall have no obligation to discharge, perform or fulfill any other liabilities or obligations, contingent or otherwise, known or unknown, of the Vendor, or related to the Business or the Purchased Assets (collectively the "Excluded Liabilities") including without limitation the following in connection with the conduct of the Business:

(a)	any debt or trade payables owed by the Vendor, whether or not arising in the ordinary course of business, whether recorded or unrecorded, from sales or services rendered to the Vendor prior to the Closing Date;

(b)	any assessment or reassessment for Taxes, including income, corporate, capital, sales, excise or other taxes or duties of any kind whatsoever of the Vendor, or relating to the Business or the Purchased Assets for any period prior to the Closing Date;

(c)	any Third Party product liability or warranty liability arising at any time in respect of products or services of the Business provided by the Vendor prior to the Closing Date;

(d)	any liability or obligation accruing before, on or after the Closing Date in respect of any Employee who is not an Acquired Employee, and any liability or obligation in respect of any Acquired Employee accruing before the Closing Date (in their capacity as a director, officer or employee);

(e)	any liability arising out of any default, breach or penalty by, of or against the Vendor under any Contract not assumed by the Purchaser, or for any liability relating to the period prior to the Closing Date in the case of any Contracts assumed by the Purchaser;

(f)	any liability relating to the execution, delivery and consummation of this Agreement by the Vendor, including without limitation any and all Taxes incurred by the Vendor as a result of the Transaction contemplated by this Agreement, except as may otherwise be expressly assumed herein; and

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(g)	any liability relating to or arising out of the conduct or operation of the Business by the Vendor prior to the Closing Date, including without limitation, those arising from: (i) personal injury (including death) or property damage Claims; (ii) any Third Party relationship, representation agreement or joint venture not specifically assumed hereunder; (iii) any indebtedness of the Vendor other than that expressly assumed hereunder; or (iv) other than as set forth in Article 4, any relationship with Employees or employee related obligation.

2.7	UST Phase II and Remedial Estimate

(a)	The Vendor has undertaken and the Purchaser has received and reviewed a Phase I Environmental Site Assessment (Phase I ESA) prepared by a qualified environmental consultant relating to the Owned Premises, which identified the presence of a former underground storage tank (“UST”) adjacent to the northwest portion of Site Building C. The Vendor has initiated further investigation consistent with a Phase II Environmental Site Assessment in the area of the former UST for purposes of identifying the presence of Contaminants of Concern in soil or groundwater in, on or under the former UST area at Site Building C (hereafter the “UST Phase II Assessment”). The Vendor shall pay for the costs of the investigation proposed in the UST Phase II Assessment. The results of the UST Phase II investigation shall be provided to the Purchaser within five (5) Business Days of receipt of same by the Vendor in a report (the “UST Phase II Report”), it being agreed that one or more of the UST Phase II Assessment or UST Phase II Report are not required in advance of the Closing Date and may be completed after Closing.

(b)	In the event that the UST Phase II Report finds Contaminants of Concern are present in, on or under Site Building C, and such presence (i) requires remediation under the Alberta Tier 1 or Tier 2 Soil and Groundwater Remediation Guidelines, dated January 10, 2019, as applicable, for the Contaminants of Concern, and (ii) is feasible, it being understood and agreed by the Parties that the presence of Contaminants of Concern may not require remediation or such remediation may not be feasible depending on the location of such Contaminants of Concern in relation to Site Building C, then the Vendor shall obtain an estimate for the remedial costs to remedy, mitigate or otherwise manage the presence of Contaminants of Concern (the “UST Remedial Estimate”) to bring the concentration of the Contaminants of Concern into compliance with Applicable Laws.

(c)	The Vendor shall provide a copy of the UST Remedial Estimate to the Purchaser.

(d)	The Purchaser may elect to proceed with the work proposed in the UST Remedial Estimate or not in its sole discretion. If the Purchaser elects to proceed with the work proposed in the UST Remedial Estimate with amendments, provided (i) such amendments do not increase the costs to be incurred by more than 10% (excluding Taxes); (ii) the Purchaser provides such amended form of the UST Remedial Estimate to the Vendor within thirty (30) days of receipt of the original UST Remedial Estimate; and (iii) the Vendor accepts such amendments, acting reasonably, then such amended UST Remedial Estimate form will be considered the approved UST Remedial Estimate (hereafter the “Amended UST Remedial Estimate”).

(e)	For the following paragraphs, UST Remedial Estimate includes an Amended UST Remedial Estimate, as applicable:

(i)	provided the Purchaser proceeds and completes the remediation under the UST Remedial Estimate within a period of two (2) years from the date of the UST Remedial Estimate (or Amended UST Remedial Estimate, whichever is later), the Vendor and Purchaser agree as follows in respect of the costs:

A.	Vendor shall be responsible for any amounts up to and including the first one hundred thousand dollars ($100,000) of the costs incurred under the UST Remedial Estimate;

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B.	Vendor and Purchaser shall be equally responsible for costs incurred under the UST Remedial Estimate which are in excess of the first one hundred thousand dollars ($100,000) and less than or equal to five hundred thousand dollars ($500,000); and

C.	Purchaser shall be solely responsible for costs incurred under the UST Remedial Estimate in excess of five hundred thousand dollars ($500,000);

and in no event shall the Vendor be responsible for any remedial, mitigative or management costs relating to the presence of the Contaminants of Concern in excess of the amounts stated above.

(ii)	In each case above where the Vendor has obligations for any portion of the costs incurred, the Purchaser shall submit proof of payment as well as the original invoicing from the applicable Third Party for the work conducted pursuant to the UST Remedial Estimate to the Vendor in accordance with Section 12.1. The Vendor shall remit payment as determined in accordance with this Section 2.7, within thirty (30) days after receipt by the Vendor of such proof of payment and original invoicing from the applicable Third Party.

(f)	For greater certainty, the Vendor’s indemnification for an Environmental Condition under and as restricted herein does not create any general indemnity by the Vendor for Environmental Conditions and there is no indemnification under Article 10 relating to Environmental Conditions other than as explicitly set out thereunder.

2.8	Allocation of Purchase Price

The Purchase Price shall be allocated among the Purchased Assets as set forth in Schedule H. The Parties will file all tax returns and related forms in accordance with Schedule H and will not make any inconsistent statement or take any inconsistent position on any tax returns, in any refund claim or during the course of any CRA or other tax audit. Each Party will notify the other Party if it receives notice that CRA proposes any allocation that is different from the allocation as set forth in Schedule H.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Vendor

The Vendor represents and warrants as of the date hereof, to the Purchaser as follows, and acknowledges and confirms that the Purchaser is relying on such representations and warranties in connection with the completion of Closing, it being understood that except as set out in this Agreement and subject to the representations and warranties made by the Vendor herein, (i) the Purchaser agrees that the Purchased Assets are being sold by the Vendor to the Purchaser, and purchased by the Purchaser, on an “as is, where is” basis, and (ii) further in regards to the Owned Premises, without regard for the state of repair or condition of the Owned Premises, including, without limitation, the presence or existence of any Hazardous Material, or Environmental Condition in, on or under, or flowing onto or from the Owned Premises or affecting or regarding the status, state of repair, condition or use of the Owned Premises. Further, except as set out in this Agreement and subject to the representations and warranties made by the Vendor herein, the Vendor has made no representation or warranty in respect of the physical condition, zoning or use (past or present) of the Owned Premises, or its suitability for any intended present or future use, except as expressly provided herein. The Purchaser acknowledges that, except as expressly set forth in this Agreement (including the representations and warranties made by the Vendor herein) there are no agreements, representations, promises, warranties, guarantees or conditions of any kind whatsoever, statutory or otherwise, express or implied, with respect to the Purchased Assets.

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(a)	Corporate Status

Vendor is a corporation duly incorporated and organized and validly existing under the laws of the Province of Alberta and has the corporate power to own its property, to carry on the Business and to enter into this Agreement and to perform its obligations hereunder. The Vendor is duly qualified to do business in Alberta and each other jurisdiction in which the nature of the Business or the Purchased Assets makes such qualification necessary except where the failure to be so qualified would not have a material adverse effect on the Business or the Purchased Assets.

(b)	Authorization, Enforceability

This Agreement has been duly authorized, executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor, enforceable against it by the Purchaser in accordance with its terms, subject to bankruptcy, winding-up, insolvency, moratorium, arrangement, reorganization and other similar laws affecting creditors’ rights generally, and to general principles of equity.

(c)	Bankruptcy

Vendor is not an insolvent Person within the meaning of the Applicable Law and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. It has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets (including any of the Purchased Assets) and no execution or distress has been levied on any of its undertakings, property or assets (including any of the Purchased Assets), nor have any proceedings been commenced in connection with any of the foregoing.

(d)	No Other Agreements to Purchase

The Vendor has not entered into any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Assets.

(e)	No Violation

The execution, delivery and performance of this Agreement by the Vendor, and the completion by the Vendor of the Transaction contemplated by this Agreement does not  result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor, except in the cases of clauses (i) (iii), (iv) and (v), where the breach, violation, default, conflict, or acceleration would not have a material adverse effect under:

(i)	any Assumed Contract or other Contracts by which the Purchased Assets are bound;

(ii)	any provision of the constating documents or by-laws or resolutions of the board of directors of the Vendor;

(iii)	any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over the Vendor;

(iv)	any Assigned License, or

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(v)	any Applicable Law, statute, ordinance, regulation or rule.

(f)	Title to Purchased Assets

The Vendor has good and marketable title to the Purchased Assets, free and clear of all Encumbrances, except for (i) Permitted Encumbrances and (ii) the HSBC Lien.

(g)	Purchased Assets

Except as set out in the Disclosure Schedule,

(i)	Schedule A contains a complete list of all drilling rigs included as part of the Equipment of the Vendor, together with the current location of all such drilling rigs;

(ii)	the spare parts, raw materials, replacement parts, materials and other similar assets forming part of the Purchased Assets are in amounts which have been sufficient for the Vendor to carry on the Business in the ordinary course; and

(iii)	the Purchased Assets together with the Excluded Assets constitute all of the assets used or held by the Vendor in the operation of the Business.

(h)	Equipment

Except as set out in the Disclosure Schedule, the drilling rigs forming part of the Equipment that are in operation as at the date hereof have been operated and maintained in compliance with good and prudent oilfield practices in Canada and all Applicable Laws, are in good condition and are useable in the ordinary course of the Business, except to the extent of ordinary wear and tear and the need for periodic repair and replacement in the ordinary course of the Business.

(i)	Contracts

(i)	Attached as Schedule K is a complete list of all Contracts which are material to the conduct of the Business as it is currently being carried on (collectively, the "Material Contracts").

(ii)	Each of the Assumed Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the Vendor, enforceable against it in accordance with its terms. To the knowledge of the Vendor, none of the parties to any Assumed Contract is in material breach of its obligations thereunder and no act or event has occurred which, with the notice or lapse of time or both, would constitute a material breach of any of the Assumed Contracts. To the knowledge of the Vendor, the Vendor is entitled to all of the material benefits, rights and privileges under each such Assumed Contract.

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(j)	Compliance with Laws; Governmental Authorization

Except as set out in the Disclosure Schedule, the Vendor (i) has materially complied with all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders applicable to the Business as currently conducted or to the Purchased Assets as currently used and (ii) holds all licenses, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (the "Licenses") required in connection with the ownership of the Purchased Assets, except where the failure to obtain such other licenses, permits, approvals, consents, certificates, registrations or authorizations necessary to own or operate any of the Purchased Assets would not have a material adverse effect.  Schedule E sets out all of the Licenses and identifies which Licenses will be assigned to the Purchaser at Closing (the "Assigned Licenses"). Each Assigned License is valid, existing and in good standing and Vendor is not in default or breach of any Assigned License and no proceeding is pending or, to the knowledge of the Vendor, threatened to revoke or limit any Assigned License. The Vendor has provided a true and complete copy of each Assigned License and all amendments thereto to the Purchaser.

(k)	Consents and Approvals

(i)	No material authorizations are required on the part of the Vendor in connection with the Transaction or the performance of its other obligations under this Agreement other than the Competition Act Approval.

(ii)	Except as set forth in the Disclosure Schedule, there is no requirement under any Contract relating to the Business or Purchased Assets to which the Vendor is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the Transaction contemplated by this Agreement.

(l)	Books and Records

The books of account, financial records and other records of the Vendor as they relate to the Purchased Assets, all of which have been made available to the Purchaser, are complete and correct in all material respects.

(m)	Litigation

There are no actions, suits or proceedings filed or, to the knowledge of the Vendor, threatened against or affecting any of the Purchased Assets at law or in equity or before or by any federal, provincial, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator or arbitration board.

(n)	Insurance

The Purchased Assets are insured against loss or damage by all insurable hazards or risks on replacement cost basis and such insurance coverage will be continued in full force and effect with all premiums paid up to and including the Closing Date.

(o)	Environmental

Except as set out in the Disclosure Schedule:

(i)	to the knowledge of the Vendor, for the last two (2) years in respect of the Purchased Assets, the Vendor has been in material compliance with all Environmental Laws.

(ii)	the Vendor holds all Environmental Permits required for the use and operation of the Purchased Assets. To the knowledge of the Vendor, each Environmental Permit is valid, existing and in good standing, and the Vendor is not in default or breach of any Environmental Permit and no proceeding is pending or threatened to revoke, amend or limit any Environmental Permit;

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(iii)	in the last two (2) years, the Vendor has not, in respect of the Owned Premises and the Purchased Assets, received any notice of any Environmental Claims or been prosecuted for non-compliance with any Environmental Laws, nor has Vendor settled any allegation of non-compliance short of prosecution. There are not presently any Environmental Claims pending against or relating to the Owned Premises. There are no orders or directions relating to environmental matters requiring any work, repairs or construction or capital expenditures to be made with respect to the Owned Premises or the Purchased Assets, nor has Vendor received notice of any of the same and to the knowledge of the Vendor, there is no basis for any such proceeding;

(iv)	the Vendor has not received any notice that the Vendor is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any Environmental Laws in connection with the Purchased Assets or the Owned Premises; and

(v)	to the knowledge of the Vendor there are no Environmental Conditions on, under or relating to the Owned Premises, and there has not been any spill, burial, release, migration or removal of any Hazardous Material into, on or under the Owned Premises, or into, on or under any lands adjacent thereto, in violation of Environmental Laws.

(p)	Owned Premises

Except as set out in the Disclosure Schedule:

(i)	The Vendor has indefeasible title in fee simple to the Owned Premises, and no party has any rights in, or to acquire, lease (other than the Canrig Lease) or use any of the Owned Premises.

(ii)	The improvements located on the Owned Premises are operated in material compliance with all Applicable Laws, insurance requirements, contracts, leases, permits, Licenses, covenants, reservations and easements. Vendor has not received any notice, written or oral, claiming any violation of any of the same or requesting or requiring the performance of any repairs, alterations, or other work in order to so comply.

(iii)	To the knowledge of the Vendor, the Owned Premises are not subject to any zoning classification which is inconsistent with the Business, and to the knowledge of the Vendor there are no proceedings pending or contemplated to alter such classification.

(iv)	There are no leases (other than the Canrig Lease), subleases, licenses, concessions or other agreements, written or oral, granting to any Third Party the right to use or occupancy of the Owned Premises or any portion thereof.

(v)	All buildings located on the Owned Premises are adequate and suitable for the purposes for which they are currently being used. None of the buildings, nor the operation or maintenance thereof, materially violates any restrictive covenant or to the knowledge of the Vendor, any provision of any federal, provincial or municipal law, ordinance, rule or regulation, or encroaches on any property owned by others.

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(q)	Customers and Suppliers

The Vendor has provided to the Purchaser a list of the twenty largest customers of the Business (the “Major Customers”) and the twenty largest suppliers of the Business (the “Major Suppliers”) that during the calendar year ending December 31, 2020 supplied to the Business or purchased services or goods from the Business. Since January 1, 2021, there has been no termination or cancellation of, and to the knowledge of the Vendor, no material deterioration in, the business relationship of the Vendor with any of the Major Customers or Major Suppliers. To the knowledge of the Vendor, there are no threatened cancellation of any business relationships by any Major Customers of the Business that would have a material adverse effect on the Business.

(r)	Vendor Benefit Plans

(i)	The Employment Matters Disclosure Letter contains a complete and accurate list of all Vendor Benefit Plans. Vendor has provided Purchaser with true and correct copies of all Vendor Benefit Plans. The Vendor Benefit Plans for the Business do not include any defined benefit pension plans.

(ii)	Vendor has not contributed to and has no liability with respect to a "multiemployer plan" with respect to the Acquired Employees.

(iii)	No Proceedings with respect to any Benefit Plan are pending or, to the Vendor’s knowledge, threatened and no facts exist which could reasonably be expected to give rise to any such actions, suits, proceedings or claims for which the Purchaser would be responsible.

(s)	Employment Matters

(i)	Except as set out in the Employment Matters Disclosure Letter there are no complaints, charges or claims against the Vendor pending or, to the Vendor’s knowledge, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by Vendor of any Employee, including any claim for workers' compensation benefits.

(ii)	To the Vendor’s knowledge, no Acquired Employee is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect: (i) the performance of his or her duties as an Employee; or (ii) the ability of the Purchaser to use and operate the Purchased Assets after the Closing Date.

(iii)	The Employment Matters Disclosure Letter contains a complete list of all Employees of the Vendor (including any Employee who is on a leave of absence, including any type of military, family, medical, bereavement or other leave of absence) and sets forth, with respect to each Employee, such Employee’s job title, current annual salary and/or hourly rate of pay, work location, hire date and active/inactive status.

(iv)	Except as otherwise set out in the Employment Matters Disclosure Letter, within the last three years, Vendor has not:

A.	violated any Applicable Law relating to employment and employment practices, terms and conditions of employment, or wages and hours in connection with the employment of any of the Acquired Employees;

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B.	been party to or bound by, either directly or by operation of law, any collective bargaining agreement or other labour union agreement with any trade union or association which may qualify as a trade union in relation to the Business, including any collective bargaining agreement or other agreement subject to enforcement under the Alberta Labour Relations Code, and none of the Acquired Employees are subject to any such agreement;

C.	been subject to any labour strike, or other collective work stoppage or slowdown in relation to the Employees. To the Vendor’s knowledge, there are no union organizing efforts involving the Employees, and no such efforts have been threatened; or

D.	implemented any plant closing, mass layoff or redundancy that would require notice and/or consultation (without regard to any actions that could be taken by Purchaser following the Closing) under Applicable Law that have not been satisfied prior to the Closing, excluding any such plant closing or mass layoff that takes effect as of the Closing.

(v)	There are no unfair labour practice charges or complaints pending or to the Vendor’s knowledge, threatened against Vendor in relation to the Employees.

(t)	Finder's Fee

Save and except for amounts payable solely by the Vendor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Vendor who might be entitled to any fee or other commission in connection with the Transactions contemplated by this Agreement.

(u)	Residency

Vendor is not a non-resident of Canada within the meaning of the Tax Act.

(v)	GST Registration

The Vendor is a GST registrant and its GST registration number under the ETA is 852865591 RT0002. Solely for GST purposes, the Purchased Assets form all or substantially all of the property that can reasonably be regarded as necessary for the Purchaser to be capable of carrying on the Business.

(w)	Full Disclosure

To the knowledge of the Vendor, the Vendor has provided to the Purchaser all material information in its possession that is relevant to the Business and the Purchased Assets.

3.2	Survival

The representations and warranties of the Vendor contained in this Agreement shall survive the Closing for a period of one (1) year from the Closing Date (and shall not merge thereon or therein), provided that, the representations and warranties of the Vendor contained in (i) Section 3.1(o) (environmental) shall survive the Closing Date for two (2) years; (ii) Section 3.1(f) (title) and any breach by the Vendor of any representations and warranties contained in this Agreement that constitute fraud or willful misconduct, shall survive the Closing Date indefinitely, but subject to applicable limitation periods imposed by Applicable Law.

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3.3	Representations and Warranties of the Purchaser

The Purchaser represents and warrants as of the date hereof to the Vendor, and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the completion of Closing by the Vendor:

(a)	Organization and Standing of the Purchaser

Purchaser is a corporation duly incorporated and organized and validly existing under the laws of the Province of Alberta and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

(b)	Authorization

This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, subject to bankruptcy, winding-up, insolvency, moratorium, arrangement, reorganization and other similar laws affecting creditors’ rights generally, and to general principles of equity.

(c)	Bankruptcy

Purchaser is not an insolvent Person within the meaning of Applicable Law and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. It has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets (including any of the Purchased Assets) and no execution or distress has been levied on any of its undertakings, property or assets (including any of the Purchased Assets), nor have any proceedings been commenced in connection with any of the foregoing.

(d)	No Violation

The execution and delivery and performance of this Agreement by the Purchaser and the consummation of the Transactions contemplated by this Agreement do not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under:

(i)	any Contract to which the Purchaser is a party or by which it is bound;

(ii)	any provision of the constating documents or by-laws or resolutions of the boards of directors of the Purchaser;

(iii)	any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over the Purchaser; or

(iv)	any Applicable Law.

(e)	Consents and Approvals

No material authorizations are required on the part of the Purchaser in connection with the Transaction or the performance of its other obligations under this Agreement other than the Competition Act Approval.

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(f)	GST Registration

The Purchaser is a GST registrant and its GST registration number under the ETA is 13501 5527 RC0004 RT0001. Solely for GST purposes, the Purchased Assets form all or substantially all of the property that can reasonably be regarded as necessary for the Purchaser to be capable of carrying on the Business.

(g)	PST Registration

(i)	The Purchaser is a Saskatchewan PST registrant and its PST registration number under The Provincial Sales Tax Act (Saskatchewan) is 5410808.

(ii)	The Purchaser is a British Columbia PST registrant and its PST registration number under The Provincial Sales Tax Act (British Columbia) is 1055-5948.

(h)	Independent Investigation

Purchaser has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Vendor for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Vendor set forth in Section 3.1 (including related portions of the Disclosure Schedules); and (b) neither the Vendor nor any other Person has made any representation or warranty as to the Vendor, the Business, the Purchased Assets or this Agreement, except as expressly set forth in 3.1 (including the related portions of the Disclosure Schedules).

(i)	Sufficiency of Funds

The Purchaser on the Closing Date will have, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transaction contemplated by this Agreement.

3.4	Survival

The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing for a period of one (1) year from the Closing Date (and shall not merge thereon or therein), provided that, any breach by the Purchaser of any representations and warranties contained in this Agreement that constitute fraud or willful misconduct shall survive the Closing Date indefinitely, but subject to applicable limitation periods imposed by Applicable Law.

3.5	Representations and Warranties of the Guarantor

The Guarantor represents and warrants as of the date hereof to the Purchaser and acknowledges and confirm that the Purchaser is relying on such representations and warranties in connection with the completion of Closing, as follows:

(a)	Corporate Status

Guarantor is an exempted company duly incorporated and organized and validly existing under the laws of Bermuda and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

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(b)	Authorization

This Agreement has been duly authorized, executed and delivered by the Guarantor and is a legal, valid and binding obligation of the Guarantor, enforceable against it by the Purchaser in accordance with its terms, subject to bankruptcy, winding-up, insolvency, moratorium, arrangement, reorganization and other similar laws affecting creditors’ rights generally, and to general principles of equity.

(c)	Bankruptcy

Guarantor is not an insolvent Person within the meaning of Applicable Law and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. It has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets (including any of the Purchased Assets) and no execution or distress has been levied on any of its undertakings, property or assets (including any of the Purchased Assets), nor have any proceedings been commenced in connection with any of the foregoing.

(d)	No Violation

The execution, delivery and performance of this Agreement by the Guarantor, and the transactions contemplated by this Agreement do not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Guarantor under:

(i)	any Contract to which the Guarantor is a party or by which it is bound;

(ii)	any provision of the constating documents or by-laws or resolutions of the board of directors of the Guarantor;

(iii)	any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over the Guarantor; or

(iv)	any Applicable Law.

3.6	Survival

The representations and warranties of the Guarantor contained in this Agreement shall survive the Closing for a period of one (1) year from the Closing Date (and shall not merge thereon or therein), provided that, any breach by the Guarantor of any representations and warranties contained in this Agreement that constitute fraud or willful misconduct shall survive the Closing Date indefinitely, but subject to applicable limitation periods imposed by Applicable Law.

Article 4
EMPLOYEES

4.1	The Vendor to Continue to Employ until Closing Date

The Vendor will employ all of the Employees until 11:59 p.m. on the day immediately preceding the Closing Date on the same terms and conditions as are in effect on the date hereof and shall not make any changes to the terms and conditions of employment outside the ordinary course of business, unless approved by the Purchaser.

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4.2	The Purchaser to Offer Employment

(a)	The Purchaser will offer employment to all Employees other than the Protected Employees conditional upon Closing and effective as of the Closing Date. The offers to all Employees other than Designated Employees will be on substantially similar in the aggregate terms and conditions of employment to those currently in effect with such Employees in connection with their employment with the Vendor and recognizing the Employee’s past service with the Vendor (the "Offers").

(b)	The Purchaser shall provide to the Vendor for its approval, not to be unreasonably withheld, the form of Offer to be presented to the Employees which shall be provided to the Vendor at least five (5) Business Days prior to the day on which the Competition Act Approval is expected to be obtained, and Vendor will approve the form of Offer (subject to any reasonable comments or changes having been made) as aforesaid no later than the day on which the Competition Act Approval is obtained.

(c)	The Offers shall be delivered to the Employees on the Business Day following the Vendor’s approval set forth in paragraph 4.2(b) and be open for acceptance by the Employees for at least three (3) Business Days. Any Employee who accepts an Offer shall, conditional upon Closing, become an employee of the Purchaser as of the Closing Date and shall be referred to herein as an "Acquired Employee". The hiring of the Acquired Employees by the Purchaser shall not be deemed a violation of any non-compete agreements or related agreements by and between the Vendor and any Acquired Employee.

(d)	The offers to Designated Employees will be in Purchaser’s sole discretion.

(e)	Effective as of the Closing Date, and conditional upon Closing occurring, the employment of the Acquired Employees by the Vendor and the participation of Acquired Employees in the Vendor Benefit Plans will cease.

(f)	Effective as of the Closing Date the employment of the Employees (other than the Acquired Employees) by the Vendor and the participation of such Employees in the Vendor Benefit Plans may, at Vendor’s option, cease. In respect of such Employees who are Designated Employees, the Vendor will be responsible for 50% of the severance liability arising as a result of such Designated Employee’s length or term of service with the Vendor or any of its predecessors, subsidiaries and Affiliates, and the Purchaser will be responsible for the other 50% of such liability. In respect of all such Employees to whom this subsection (f) applies, other than Designated Employees, the Vendor will be responsible for 100% of such liability.

(g)	From the date hereof to the Closing Date, the Vendor shall encourage the Employees who receive an Offer to accept the Offer and shall not take any action to offer the Employees alternate employment.

(h)	Notwithstanding the foregoing, the Purchaser shall not offer employment to the Protected Employees.

(i)	The Employment Matters Disclosure Letter sets forth, for each of the Employees, accrued but unused vacation time as of the date hereof. Vendor shall be solely responsible, and Purchaser shall have no obligation for any compensation or other amounts payable to any Employee or any of Vendor’s former employees employed by the Business, including without limitation hourly pay, commission, bonus, salary, accrued vacation, overtime, fringe benefit, pension, profit sharing benefits or severance pay, for any period relating to the service of the Employee or former employee with Vendor at any time prior to the Closing Date.

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(j)	Nothing in this Section 4.2: (i) is intended to or shall confer upon any Person other than the parties to this Agreement, including any current or former employee, or labour union, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; or (ii) shall confer upon any current or former employee, officer, director, or consultant any right to employment or continued employment or continued service with Purchaser or any of its Affiliates, or constitute or create an employment agreement with any employee.

(k)	Effective upon Closing, the Purchaser shall provide the Acquired Employees with immediate coverage under, or participation in, the Purchaser's employee benefits plan, subject to the terms and conditions of those plans, and shall ensure that any wait times, pre-existing condition requirements or other pre-conditions to immediate coverage under the Purchaser’s employee benefit plans are waived.

(l)	Purchaser shall be solely responsible, and Vendor shall have no obligation for any compensation or other amounts payable to any Acquired Employee, including without limitation hourly pay, commission, bonus, salary, accrued vacation, overtime, fringe benefit, pension, profit sharing benefits or severance pay for any period relating to the service of the Acquired Employee with the Purchaser on or after the Closing Date.

(m)	In the event that the Seconded Employee becomes an Acquired Employee, on the Closing Date, the Purchaser and Vendor shall enter into a secondment agreement in respect of the Seconded Employee (the “Secondment Agreement”) whereby the Seconded Employee will provide services to the Vendor in accordance with the terms of a Secondment Agreement, the form of which to be mutually agreed to by the Purchaser and Vendor, acting reasonably.

4.3	Employment Liabilities

(a)	The Purchaser agrees to assume liability for and indemnify the Vendor and its Affiliates, successors and assigns from and against any Claim or loss suffered or incurred by the Vendor or its Affiliates, successors or assigns that accrues on or after the Closing Date arising from the employment of any Acquired Employees, or the termination or constructive dismissal of any Acquired Employees, including but not limited to:

(i)	severance liability arising as a result of such Acquired Employee’s length or term of service with the Vendor or any of its predecessors, subsidiaries and affiliates; and

(ii)	any liability arising as a result of changes to the terms and conditions of such Acquired Employee’s employment.

(b)	The Vendor agrees to assume liability for and indemnify the Purchaser and its Affiliates, successors and assigns from and against any Claim or loss suffered or incurred by the Purchaser and its Affiliates, and their successors or assigns, that arises on or after the Closing Date relating to the employment of an Acquired Employee prior to the Closing Date, with the exception of any liability expressly assumed by the Purchaser in Section 4.3(a).

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Article 5
PURCHASER’S CONDITIONS

The obligation of Purchaser to complete the Transaction in accordance with this Agreement shall be subject to the satisfaction of, or compliance with, as of the Closing Date, each of the following conditions (collectively, the "Purchaser’s Conditions") each of which is acknowledged to be inserted for the exclusive benefit of Purchaser and may be waived by Purchaser in whole or in part:

5.1	Correctness and Accuracy of Representations and Warranties

The representations and warranties of Vendor and the Guarantor contained in Section 3.1 and 3.5 shall be correct and accurate in all material respects as at the Closing Date with the same effect as if made at and as of the Closing Date, and Purchaser shall have received a certificate to that effect as of the Closing Date from officers of the Vendor and Guarantor.

5.2	Performance of Obligations

Vendor shall, as of the Closing Date, have performed or complied in all material respects with all its obligations, covenants and agreements under this Agreement required to be performed or complied with by it prior to or on the Closing Date including delivery of the items which Vendor is required to deliver pursuant to Section 8.2; and Purchaser shall have received a certificate to that effect at or before the Closing Date from an officer of Vendor.

5.3	Material Change

Subject to Section 9.3, no substantial unrepaired damage or physical alteration of the Assets will have occurred from the date hereof to the Closing Date which could reasonably have a material adverse effect on the value or operation of the Purchased Assets.

5.4	Competition Act Approval

The Competition Act Approval shall have been obtained on terms satisfactory to Purchaser acting reasonably and shall be in full force and effect.

5.5	No Injunctions or Restraints

There is no extant injunction or restraining order issued by a court of competent jurisdiction preventing the completion of the Transaction.

Without derogating from any Party’s rights or obligations under this Agreement, it is agreed that Vendor shall act in good faith and use commercially reasonable efforts to satisfy, or cause to be satisfied, all of the Purchaser’s Conditions set forth in Article 5.

Article 6
VENDOR’S CONDITIONS

The obligation of Vendor to complete the Transaction in accordance with this Agreement shall be subject to the satisfaction of, or compliance with, as of the Closing Date, each of the following conditions (collectively, the "Vendor’s Conditions") each of which is acknowledged to be inserted for the exclusive benefit of Vendor and may be waived by Vendor in whole or in part:

6.1	Correctness and Accuracy of Representations and Warranties

The representations and warranties of Purchaser contained in Section 3.3 shall be correct and accurate in all material respects as at the Closing Date with the same effect as if made at and as of the Closing Date, and Vendor shall have received a certificate to that effect as of the Closing Date from an officer of Purchaser.

6.2	Performance of Obligations

Purchaser shall, as of the Closing Date, have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement required to be performed or complied with by it prior to or on the Closing Date including paying all amounts of money due on Closing in the form stipulated in this Agreement and delivering the items which Purchaser is required to deliver pursuant to Section 8.3, and Vendor shall have received a certificate to that effect as of the Closing Date from an officer of Purchaser.

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6.3	Competition Act Approval

The Competition Act Approval shall have been obtained on terms satisfactory to Vendor acting reasonably and shall be in full force and effect.

6.4	No Injunctions or Restraints

There is no extant injunction or restraining order issued by a court of competent jurisdiction preventing the completion of the Transaction.

Without derogating from any Party’s rights or obligations under this Agreement, it is agreed that Purchaser shall act in good faith and use commercially reasonable efforts to satisfy, or cause to be satisfied, all of the Vendor’s Conditions set forth in Article 6.

Article 7
covenants regarding Competition Act

7.1	Competition Act Filing

(a)	Purchaser and Vendor shall promptly and expeditiously use commercially reasonable efforts to obtain Competition Act Approval so as to permit the closing of the Transaction to occur as promptly as reasonably practicable, and in so doing shall cooperate in good faith with each other.

(b)	As soon as practicable following the date of this Agreement:

(i)	promptly, and within two (2) Business Days after the date of this Agreement, or such other date the Parties may agree, Purchaser shall submit to the Commissioner an application for an advance ruling certificate;

(ii)	Purchaser and Vendor will file pre-merger notifications pursuant to Part IX of the Competition Act within two (2) Business Days after the date of this Agreement, or such other date the Parties may agree;

(iii)	Vendor shall promptly furnish to Purchaser such information, documents, and assistance as Purchaser may reasonably request in order to prepare the submissions and application referred to in this subsection 7.1 (b) as well as, or any other submissions to the Commissioner or the Competition Bureau;

(iv)	Purchaser and Vendor shall use all commercially reasonable efforts to promptly furnish, or cause to be furnished, any additional information or documents requested by and to respond to all inquires and requests received from the Commissioner or the Competition Bureau; and

(v)	consult and cooperate in connection with any investigation, review or other inquiry in each case concerning the Transaction commenced by the Competition Bureau.

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(c)	Each Party shall:

(i)	promptly inform the other Party of any material communication received by that Party from the Competition Bureau or any representative thereof regarding the Transaction;

(ii)	not agree to participate in any communications, meetings or discussions with the Competition Bureau or any representative thereof in respect of any filings, investigation or inquiry concerning the Purchase contemplated by this Agreement, whether oral or in person, unless it consults with the other Party in advance and, to the extent permitted by the Competition Bureau or any representative thereof, gives the other Party the opportunity to attend and participate thereat; and if that participation is either declined or not permitted, to furnish promptly thereafter a memorandum setting forth the material terms of that meeting or those discussions;

(iii)	furnish the other Party in advance with copies of all correspondence, filings and communications between them and their Affiliates and their respective representatives, on the one hand, and the Competition Bureau or any representative thereof or members of its staff, on the other hand, with respect to this Agreement and the Purchase and provide the other Party a reasonable opportunity to comment thereon and agrees to consider those comments in good faith; and

(iv)	not extend any waiting period under the Competition Act without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

Notwithstanding the foregoing, where such written submissions, communications or meetings include the communications of confidential competitively-sensitive information, such information shall be shared on an external counsel only basis.

(d)	The Vendor and Purchaser shall each be responsible for 50% of the applicable filing fee.

(e)	Purchaser shall advise Vendor promptly in advance of any understandings, undertakings or agreements which Purchaser proposes to make or enter into with the Competition Bureau in connection with the Purchase.

(f)	Purchaser shall provide Vendor with copies of the Competition Act Approval immediately on receipt of same.

(g)	Purchaser and Vendor shall use their reasonable commercial efforts to cooperate with each other in connection with the performance by the other of their obligations under this Section 7.1 of the Agreement, cooperate as promptly as reasonably practicable in all respects with Purchaser in connection with the application for an advance ruling certificate and maintain ongoing communications as between the Parties.

Article 8
CLOSING

8.1	Date, Time and Place of Closing

The Closing shall take place at the offices of DLA Piper (Canada) LLP in Calgary, Alberta on the Closing Date, or electronically by exchange of documents in electronic form, or at such other location as the Parties shall agree.

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8.2	Vendor's Closing Deliveries

At or prior to the Closing, the Vendor shall take all reasonably necessary steps and proceedings to cause the Purchased Assets to be duly and validly transferred to the Purchaser and, in that regard, shall deliver to the Purchaser:

(a)	all bills of sale, deeds, transfers, assignments and consents as may be reasonably necessary to vest good and marketable title to the Purchased Assets in the name of the Purchaser, free and clear of all Encumbrances, except Permitted Encumbrances and HSBC Lien;

(b)	certified copies of:

(i)	all resolutions of the board of directors of Vendor and the Guarantor approving the entering into and completion of the Transaction and the guarantee contemplated in Section 1.6; and

(ii)	a list of the officers and directors of Vendor and the Guarantor authorized to sign agreements and any certificates, transfers and other writings in respect of the Transaction, together with their specimen signatures;

(c)	certificates of status dated as of the Closing Date with respect to Vendor and the Guarantor;

(d)	closing certificates confirming the matters described in Sections 5.1 and 5.2;

(e)	a list of the locations of all of the drilling rigs forming part of the Equipment, or if any of the drilling rigs forming part of the Equipment is still located in the locations set out in Schedule A, a statement to that effect;

(f)	a copy of the Competition Act Approval;

(g)	a registrable transfer of the Owned Premises, duly executed by the Vendor;

(h)	a duly signed release and undertaking to discharge from HSBC Bank of Canada, or a no interest letter, either case, in a form mutually acceptable to the Parties, acting reasonably, regarding the HSBC Lien;

(i)	an assignment of all Assumed Contracts, duly executed by the Vendor and acknowledged by the applicable Third Party where required;

(j)	the GST 44 Election duly executed by the Vendor;

(k)	software service support agreements, duly executed by the Purchaser;

(l)	the Software License, duly executed by Vendor or the applicable Affiliate thereof;

(m)	an assignment of each of the Assigned Licenses, duly executed by the Vendor;

(n)	a written lease to replace the Canrig Lease, effective as of the Closing Date which will provide for the Canrig Lease to continue for a period of six months after the Closing Date (subject to mutually agreed extensions) at market rates, duly executed by the tenant thereunder (the “Written Lease”);

(o)	the Secondment Agreement, duly executed by the Vendor; and

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(p)	such further documents, certificates, resolutions and assurances as may be reasonably required by the Purchaser's Counsel in order to complete the Transactions contemplated herein.

8.3	Purchaser's Closing Deliveries

At the Closing the Purchaser shall deliver or cause to be delivered to the Vendor:

(a)	payment of the Purchase Price as contemplated in Section 2.2;

(b)	certified copies of:

(i)	all resolutions of the board of directors of Purchaser approving the entering into and completion of the Transaction; and

(ii)	a list of the officers and directors of the Purchaser authorized to sign agreements and any certificates, transfers and other writings in respect of the Transaction, together with their specimen signatures;

(c)	certificate of status dated as of the Closing Date with respect to Purchaser;

(d)	a closing certificate confirming the matters described in Sections 6.1 and 6.2;

(e)	a copy of the Competition Act Approval;

(f)	the GST 44 Election duly executed by the Purchaser;

(g)	the certificate of exemption referenced in Section 2.3(a), duly executed by the Purchaser, if applicable;

(h)	software service support agreements, duly executed by the Purchaser;

(i)	the Software License duly executed by Purchaser;

(j)	an assignment of the Assumed Contracts, duly executed by the Purchaser;

(k)	an assignment of each of the Assigned Licenses, duly executed by the Purchaser;

(l)	the Written Lease, duly executed by the Purchaser;

(m)	the Secondment Agreement, duly executed by the Purchaser; and

(n)	such further documents, certificates, resolutions and assurances as may be reasonably required by Vendor's Counsel in order to complete the Transactions contemplated herein.

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8.4	Assumed Contracts

To the extent that the Vendor's rights under any Assumed Contract included in the Purchased Assets may not be assigned without the consent of another person which has not been obtained by the Vendor prior to the Closing Date, neither this Agreement nor any of the instruments of transfer delivered to the Purchaser and which relate to the assignment of that Asset shall constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair the Purchaser's rights under the instrument in question so that the Purchaser would not in effect acquire the benefit of all such rights, then the Vendor, to the maximum extent permitted by Applicable Law and the instrument and at the sole expense of the Purchaser, shall act as the Purchaser's agent in order to obtain for the Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by Applicable Law and the instrument with the Purchaser in any other reasonable arrangement designed to provide such benefits to the Purchaser (including, without limitation, by entering into an equivalent arrangement). The Purchaser will indemnify the Vendor against all liabilities, costs and expenses incurred by the Vendor in acting as the Purchaser's agent. Notwithstanding the Purchaser's decision to consummate the Closing in the absence of any such consent, after the Closing Date, the Vendor shall use its reasonable commercial efforts to obtain all such consents and, if and when any is obtained, shall promptly assign the instrument in question to the Purchaser.

8.5	Storage Yard Leases

The Parties acknowledge that there are a number of informal storage yard leases (“Informal Storage Yard Leases”), the locations of which are set forth in Schedule L attached hereto. The Vendor currently stores inactive drilling rigs at the locations subject to the Informal Storage Yard Leases. On or before Closing, the Vendor shall terminate all of the Informal Storage Yard Leases and satisfy in full any remaining rent payable thereunder. The Purchaser acknowledges that the Equipment will remain at the existing locations as at the Closing Date and on or after Closing, the Purchaser is responsible for any subsequent storage yard lease arrangements.

Article 9
PRECLOSING matters

9.1	Covenants

From the date of this Agreement until the Closing Date, Vendor shall:

(a)	conduct the Business in the ordinary course consistent with past practice and as otherwise specifically contemplated or permitted by this Agreement;

(b)	maintain the Purchased Assets in the ordinary course consistent with past practice and good oilfield practice;

(c)	use commercially reasonable efforts to maintain good relations with Persons having business relationships with the Vendor; and

(d)	use commercially reasonable efforts to comply in all material respects with (i) all Applicable Laws and (ii) all Material Contracts.

9.2	Inspection

Until the Closing Date, upon Purchaser's reasonable request and upon seventy two (72) hours prior written notice, Vendor shall permit Purchaser, its agents and advisors, reasonable access to the Purchased Assets during normal business hours (but without disturbance to the Vendor’s on-site operations) for the purpose of Purchaser's familiarization with the operation of the Purchased Assets, while accompanied by the Person, if any, designated by Vendor to accompany Purchaser, its agents and advisors during such access, all at the sole cost, risk and expense of Purchaser. Purchaser agrees to comply fully with all instructions issued by Vendor or its agents regarding Purchaser's actions while upon, entering or leaving the site of the Purchased Assets.

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9.3	Casualty

If, after the date of this Agreement but prior to Closing Date, any part of the Purchased Assets is destroyed by fire or other casualty, or is damaged in any way, or is expropriated or taken in condemnation or under right of eminent domain, the Parties shall nevertheless be required to close. If the amount of the loss exceeds $500,000, Purchaser and Vendor shall, acting reasonably, attempt to determine a mutually acceptable solution. If the Purchaser and the Vendor, acting reasonably, are not able to agree on a mutually acceptable solution within five (5) Business Days from the date of casualty, or such other date the Parties may agree, then the Purchaser must elect by written notice to Vendor prior to Closing to:

(a)	cause the Purchased Assets affected by any casualty to be repaired or restored, at Vendor’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date); or

(b)	to complete the transaction provided for in this Agreement without reduction of the Purchase Price in which event all proceeds of insurance or compensation for fire, appropriation, expropriation or seizure shall be payable to the Purchaser and all right and claim of the Vendor to any such amounts not paid by the Closing Time shall be assigned to the Purchaser, except to the extent the Parties otherwise agree in writing.

Article 10
INDEMNITY

10.1	Indemnity by the Vendor

The Vendor shall be liable for and shall indemnify and save harmless the Purchaser, together with all officers, directors and agents of the Purchaser (the "Purchaser Indemnitees") from and against all liabilities, losses, costs, damages, expenses (including, without limitation, the full amount of all legal fees, costs, charges and expenses on a solicitor and his own client full indemnity basis), disbursements, fines, penalties, all manner of actions, causes of actions, claims, demands, suits and proceedings, all of whatever kind or nature, which all or any of the Purchaser Indemnitees, directly or indirectly may sustain, pay or incur or which may be brought or made against all or any of the Indemnitees, (and whether or not incurred in connection with any actions, or other proceedings, or claims or demands made by a Third Party against Purchaser Indemnitees arising directly or indirectly from all or any of the following:

(a)	any breach by the Vendor of any of the representations, warranties, covenants or agreements made in this Agreement or in any other agreements made in connection with this Transaction;

(b)	any Third Party Claim arising, occurring or existing, or alleged to have arisen, occurred or existed in connection with the Purchased Assets at any time prior to the Closing Date, excluding any Environmental Claim arising, occurring or existing, or alleged to have arisen, occurred or existed at any time prior to the Closing Date; and

(c)	any Excluded Liability.

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The provisions of this Section 10.1 shall not affect or derogate from any of the warranties and representations given by the Vendor hereunder. The time limitation set forth in Section 10.7 shall apply to Section 10.1(a), but with respect to any and all Third Party Claims giving rise to an indemnity under this Section 10.1, the time period for seeking such indemnity shall be deemed to begin on the date when the indemnified party receives actual notice of such Third Party Claim, and shall expire on the second anniversary of such date.

10.2	General Limitation of Liability

Notwithstanding anything herein to the contrary, the Vendor's obligations to the Purchaser Indemnitees pursuant to Section 10.1(a) are limited as follows:

(a)	The Vendor shall have no liability to Purchaser Indemnitees pursuant to Section 10.1(a) with respect to a particular breach or nonfulfillment of a representation or warranty, if the liability resulting from such breach or nonfulfillment does not exceed a per item threshold of $100,000;

(b)	The Vendor shall only be liable to Purchaser Indemnitees with respect to liabilities described in Section 10.1(a) to the extent that the sum of the aggregate of such liabilities (each exceeding the per item threshold described in clause (a) above) exceeds an amount equal to $750,000;

(c)	The Vendor shall have no liability to Purchaser Indemnitees with respect to liabilities described in Section 10.1(a), to the extent that the sum of such liabilities exceeds an amount equal to 50% of the Purchase Price;

(d)	Vendor shall not be liable under this Article 10 for any Claim based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Vendor set out in this Agreement if Purchaser had knowledge of such inaccuracy or breach before the Closing; and

(e)	The Vendor’s liability to the Purchaser Indemnitees shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Purchaser Indemnitees in respect of any such Claim. The Purchaser Indemnitees shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any losses before seeking indemnification under this Agreement.

For the purpose of this Section 10.2, any materiality qualifications in this Agreement shall be disregarded in determining the amount of damages arising from a breach, nonfulfillment or other matter giving rise to liability hereunder.

The foregoing limitations shall not apply to (a) fraud or intentional misrepresentations on the part of Vendor, or (b) Claims arising under Section 3.1(b) [Authorization], 3.1(d) [No Other Agreements to Purchase], and 3.1(f) [Title to Purchased Assets], in which case the amount of liability of the Vendor shall not exceed the Purchase Price.

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10.3	Indemnity by Purchaser

The Purchaser shall be liable for and shall indemnify and save harmless the Vendor together with all officers, directors, shareholders and agents of the Vendor (“Vendor Indemnitees”) from and against all liabilities, losses, costs, damages, expenses (including, without limitation, the full amount of all legal fees, costs, charges and expenses on a solicitor and his own client full indemnity basis), disbursements, fines, penalties, all manner of actions, causes of actions, claims, demands, suits and proceedings, all of whatever kind or nature, which the Vendor Indemnitees directly or indirectly may sustain, pay or incur or which may be brought or made against the Vendor Indemnitees (and whether or not incurred in connection with any actions, or other proceedings, or claims or demands made by a Third Party against Vendor Indemnitees arising directly or indirectly from all or any of the following:

(a)	any breach by the Purchaser of any of its representations, warranties, covenants or agreements made in this Agreement or in any other agreements made in connection with this transaction;

(b)	any matter, condition or event regarding or relating to all or any part of the Business or the Purchased Assets arising, occurring or existing on or after the Closing Date;

(c)	any Third Party Claim arising, occurring or existing, or alleged to have arisen, occurred or existed in connection with the Business or the Purchased Assets at any time on or after the Closing Date;

(d)	the matters referenced in Section 2.3(b); and

(e)	any Assumed Liabilities.

The time limitation set forth in Section 10.7 shall apply to Section 10.3(a), but with respect to any and all Third Party Claims giving rise to an indemnity under this Section 10.3, the time period for seeking such indemnity shall be deemed to begin on the date when the indemnified party receives actual notice of such Third Party Claim, and shall expire on the second anniversary of such date.

10.4	Direct Claims

In the case of a Claim by an indemnified party on account of a Claim which does not result from a Third Party Claim (“Direct Claim”), the indemnified party shall give the indemnifying party prompt written notice thereof. The failure or delay to give such prompt written notice shall relieve the indemnifying party of its indemnification obligations to the extent that the indemnifying party is adversely affected or has diminished rights or forfeits rights or defences by reason of such failure or delay. Such notice by the indemnified party shall (i) describe the direct claim in reasonable detail, (ii) include copies of all material written evidence thereof, and (iii) indicate the estimated amount, if reasonably practicable, of the loss that has been, or may be, sustained by the indemnified party. The indemnifying party shall have sixty (60) days from receipt of notice of the claim within which to make such investigation of the claim as the indemnifying party considers necessary or desirable. For the purpose of such investigation, the indemnified party shall make available to the indemnifying party the information relied upon by the indemnified party to substantiate the claim, together with all such other information as the indemnifying party may reasonably request. If both parties agree at or before the expiration of such sixty (60) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the indemnifying party shall immediately pay to the indemnified party the full agreed upon amount of the claim, failing which the matter shall be determined by a court of competent jurisdiction.

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10.5	Third Party Claims

If the indemnified party receives notice of the assertion or commencement of any Claim made or brought by any Third Party (“Third Party Claim”) against such indemnified party with respect to which the indemnifying party is obligated to provide indemnification under this Agreement, the indemnified party shall give the indemnifying party prompt written notice thereof. The failure or delay to give such prompt written notice shall relieve the indemnifying party of its indemnification obligations to the extent that the indemnifying party is adversely affected or has diminished rights or forfeits rights or defences by reason of such failure or delay. Such notice by the indemnified party shall (i) describe the Third Party Claim in reasonable detail, (ii) include copies of all material written evidence thereof, and (iii) indicate the estimated amount, if reasonably practicable, of the loss that has been, or may be, sustained by the indemnified party. The indemnifying party shall have the right to participate in or, by giving written notice to the indemnified party, to assume the defence of any Third Party Claim at the indemnifying party's expense and by the indemnifying party's own counsel, and the indemnified party shall cooperate in good faith in such defence. If the indemnifying party assumes the defence of any Third Party Claim, subject to Section 10.6, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counter-claims pertaining to any such Third Party Claim in the name and on behalf of the indemnified party. The indemnified party shall have the right, at its own cost and expense, to participate in the defence of any Third Party Claim with counsel selected by it subject to the indemnifying party's right to control the defence thereof. For greater certainty, the indemnifying party shall not be responsible for the costs of more than one (1) law firm in connection with any Third Party Claim. If the indemnifying party elects not to compromise or defend such Third Party Claim or fails to promptly notify the indemnified party in writing of its election to defend as provided in this Agreement, the indemnified party may, subject to Section 10.6, pay, compromise, defend such Third Party Claim and seek indemnification for any, and all, losses based upon, arising from or relating to such Third Party Claim. Vendor and Purchaser shall cooperate with each other in all reasonable respects in connection with the defence of any Third Party Claim, including making available (subject to the provisions of Section 12.3) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defence of such Third Party Claim.

10.6	Settlement of Third Party Claims

Notwithstanding any other provision of this Agreement, the indemnifying party shall not enter into settlement of any Third Party Claim without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), except as provided in this 10.6. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the indemnified party and provides, in customary form, for the unconditional release of each indemnified party from all liabilities and obligations in connection with such Third Party Claim and the indemnifying party desires to accept and agree to such offer, the indemnifying party shall give written notice to that effect to the indemnified party. If the indemnified party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the indemnified party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the indemnifying party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the indemnified party fails to (i) consent to such firm offer and (ii) assume the defence of such Third Party Claim, the indemnifying party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the indemnified party has assumed the defence under Section 10.5, it shall not agree to any settlement without the written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

10.7	Survival Period

Notwithstanding any other provision of this Agreement, the indemnification obligations of the Vendor set out in Section 10.1, and the indemnification obligations of the Purchaser set out in Section 10.3, shall survive for a period of two years following the Closing Date, except for claims based on title to the Purchased Assets, intentional misrepresentation or fraud, which may be brought at any time, but subject to applicable limitation periods imposed by Applicable Law and except for Claims based on Taxes which shall survive for a period of ninety (90) days after expiry of the normal reassessment period described in Applicable Law in relation to such Taxes and any further time during which a reassessment may be made on account of neglect, carelessness or wilful default and will not merge thereon or therein.

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Article 11
TERMINATION

11.1	Termination

Completion of the Transaction may be terminated at any time before Closing:

(a)	by mutual written consent of Vendor and Purchaser;

(b)	by Purchaser, if any of Purchaser’s Conditions shall have not been fulfilled by the time required or shall have become incapable of fulfillment other than as a result of Purchaser’s breach of this Agreement, and shall not have been waived by Purchaser;

(c)	by Vendor, if any of Vendor’s Conditions shall have not been fulfilled by the time required or shall have become incapable of fulfillment other than as a result of Vendor’s breach of this Agreement, and shall not have been waived by Vendor;

(d)	by either Vendor or Purchaser, if the Closing does not occur on or before the Outside Date; provided that the right to terminate this Agreement under this Section 11.1(d) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has caused or resulted in the failure of the Closing to occur on or before the Outside Date.

11.2	Notice of Termination

If Vendor or Purchaser elects to terminate completion of the Transaction pursuant to this Article 11, written notice of that termination shall forthwith be given to the other Party and the Guarantor and the transactions contemplated by this Agreement (including the Parties’ obligation to consummate the Transaction) shall be terminated without further action by either Party. If the Transaction is terminated as provided herein:

(a)	Purchaser shall return to Vendor all documents and copies and other materials received from or on behalf of Vendor relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement; and

(b)	all confidential information received by Purchaser with respect to the Business and the Purchased Assets shall be treated in accordance with the terms and conditions of the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of the completion of the transactions contemplated by this Agreement.

11.3	Effect of Termination

(a)	Each Party’s right of termination under this Article 11 is in addition to any other rights it may have under or in respect of this Agreement, as may be applicable, and the exercise of a right of termination will not be an election of remedies.

(b)	Nothing in this Article 11 shall limit or affect any other rights or causes of action either Purchaser or Vendor may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.

(c)	Nothing in this Article 11 shall be deemed to release either Party from any liability arising out of any breach of the terms and provisions of this Agreement that occurs prior to termination or to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement.

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Article 12
MISCELLANEOUS

12.1	Notices

The Parties hereto agree each with the other that any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal service, sent by registered mail, courier or transmitted by facsimile to the addresses set forth below:

If to the Purchaser:

Ensign Drilling Inc.

400, 5th Avenue SW, Suite 1000

Calgary, Alberta T2P 0L6

Attention: Suzanne Davies, Vice President Legal, Corporate Secretary

Email: Suzanne.Davies@ensignenergy.com

Fax: (403) 262-8215

With a copy (which copy shall not constitute notice) to:	DLA Piper (Canada) LLP 250 2nd St SW, Suite 1000 Calgary, AB T2P 0C1 Attention: Trevor Wong-Chor Email: trevor.wong-chor@dlapiper.com Fax: +1 403 213 4473

If to the Vendor:

Nabors Drilling Canada Limited

c/o Nabors Corporate Services Inc.

515 W. Greens Rd., Suite 1200

Houston, Texas 77067-4525

Attention: Michael Rasmuson, Senior Vice President, General Counsel & Chief Compliance Officer

Email: Michael.rasmuson@nabors.com

Fax: 281-775-8431

With a copy (which copy shall not constitute notice) to each of:

Haynes and Boone, LLP

1221 McKinney St #4000

Houston, TX 77010

Attention: Arthur Cohen

Email: arthur.cohen@haynesboone.com

Fax: +1 202 654 4259

And to

Miller Thomson LLP

3000, 700-9th Avenue SW

Calgary, Alberta T2P 3V4

Attention: Michael Morcom

Email: mmorcom@millerthomson.com

Fax: 403-262-0007

Any notice delivered personally, sent by registered mail, courier, or by facsimile shall be deemed to be received on the day of delivery if delivery is during business hours and, if not, on the next Business Day. Notice may also be sent by e-mail as a copy only and which copy shall not constitute notice. Any party may designate a new address by giving written notice to the other parties hereto as herein provided.

12.2	Further Assurances

The Parties hereto each covenant and agree that they will each take such actions, execute and make all such documents, instruments and assurances and do all things necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement or otherwise consummate the Transaction according to its terms.

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12.3	Confidentiality

Vendor and Purchaser and Guarantor agree to keep the terms of this Agreement confidential, except to the extent required by Applicable Laws or for financial reporting purposes or as otherwise provided herein and except that the Parties and Guarantor may disclose those terms to their respective representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as those Persons agree to keep the terms of this Agreement confidential).

12.4	Press Releases

No Party or Guarantor will make any press release respecting the existence of this Agreement, the contents hereof or the transaction contemplated hereby without the consent of the other Party except to the extent the other Party unreasonably withholds or delays consent; provided however, the foregoing shall not restrict disclosures by any Party or Guarantor or its Affiliates:

(a)	to the extent that those disclosures are required by Applicable Laws;

(b)	to Governmental Authorities and Third Parties holding rights of consent or other rights that may be applicable to the Transaction contemplated by this Agreement, as reasonably necessary to provide notice, seek waivers amendments or terminations of those rights, or seek such consents; or

(c)	to its Affiliates.

A Party or Guarantor which proposes to make such a press release shall, to the extent reasonably possible, provide the other Party with a draft of that release at least one Business Day prior to its release to enable the other Party to review that draft and advise of any comments it may have with respect thereto. The Party or Guarantor proposing to make the press release will not unreasonably refuse to incorporate the requested changes in the public announcement except to the extent its counsel advises that doing so will result in non-compliance with Applicable Laws.

12.5	Filing this Agreement

(a)	Neither Party nor the Guarantor shall file this Agreement on SEDAR or EDGAR or otherwise make this Agreement publicly available without the other Party’s prior consent, which consent may not be unreasonably withheld, but which consent may be subject to Vendor’s requiring that competitively sensitive information is redacted from the filed version of this Agreement.

(b)	Notwithstanding subsection (b), each Party and the Guarantor consents to the public filing on SEDAR or EDGAR of a redacted form of this Agreement as may be required by applicable securities regulatory authorities, provided that prior notice of the intention to so file has been provided to the other Party together with an opportunity for the other Party to review and, acting reasonably, provide comments on any such redacted form.

12.6	Unenforceable Terms

If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall be invalid or unenforceable to any extent the remainder of this Agreement or application of such term, covenant or condition to a party or circumstance other than those to which it is held invalid or unenforceable shall not be affected thereby and each remaining term, covenant or condition of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

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12.7	Amendments

This Agreement may only be amended by a written instrument executed by the Parties hereto.

12.8	Default

The Parties recognize and acknowledge that a breach by any Party of any material obligations contained in this Agreement, including a breach of the obligation by such Party to complete the Transaction, may cause the other Party to sustain irreparable injury for which such other Party would not have an adequate remedy at law for monetary damages. Accordingly, in the event of any such breach, any aggrieved Party shall be entitled, at its option, to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief to prevent such breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being expressly waived.

12.9	Assignment

Neither of the Parties to this Agreement may assign in whole or in part its rights or obligations under this Agreement without the prior written consent of the other Party.

12.10	Entire Agreement

This Agreement and the agreements and other documents delivered by the Parties at Closing together constitute the entire agreement between the Parties hereto relating to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, unless specifically excluded herein or therein and there are no general or specific warranties, representations or other agreements by or among the Parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth herein.

12.11	No Waiver

No consent or waiver, express or implied, by any Party to or of any breach or default by any other party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other Party hereunder. Failure on the part of any Party to complain of any act or failure to act of any other Party or to declare any other party in default, irrespective of how long such failure continues shall not constitute a waiver by such first Party of its rights hereunder.

12.12	Construction

This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not apply to the construction or interpretation of this Agreement.

12.13	Governing Law and Submission to Jurisdiction

The interpretation, validity, performance and enforcement of this Agreement shall be governed by the Laws of the Province of Alberta and the federal laws of Canada applicable therein, without giving effect to the principles of conflicts of law thereof. For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have exclusive jurisdiction to entertain any action arising under this Agreement.

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12.14	Survival

Where specifically stated herein, certain of the provisions of this Agreement shall survive the Closing including, without limitation, delivery and acceptance of the documents and the taking of possession of the Purchased Assets by the Purchaser, and further, shall not be merged therein or therewith.

12.15	Counterpart and Facsimile Execution of Documents

This Agreement may be executed in any number of counterparts, by facsimile or other electronic means, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

12.16	Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

12.17	Costs

It is understood and agreed that each Party shall be responsible for and pay all expenses incurred by it or on its behalf, including, without limiting the generality of the foregoing, fees and expenses of agents, counsel, solicitors, consultants and accountants employed by each Party in connection with the authorization, preparation, negotiation, execution and performance of this Agreement, and in connection with all matters concerning the Transaction. In the event that any legal action is commenced to enforce or interpret this Agreement, or any part thereof the non-prevailing party shall pay all reasonable solicitors fees (on a solicitor and his own client full indemnity basis) and all reasonable costs and expenses of the prevailing party incurred as a result thereof.

12.18	No Third Party Beneficiaries

No third party benefits in favor of any Person, including the Employees, will be created, implied or inferred from the provisions of this Agreement.

12.19	Removal of Name

Following the Closing, Purchaser will not be entitled to use the name "Nabors" or any variation or derivation thereof, including any logo, trademark or design containing that name (the "Prohibited Name and Marks"). Accordingly, promptly following the Closing, Purchaser shall within sixty (60) days following Closing remove the Prohibited Name and Marks from the Purchased Assets and cause the destruction, disposal or replacement of stationery, business cards and similar assets containing that Prohibited Name and Marks, and shall avoid the use of the Prohibited Names and Marks. Notwithstanding anything else contained herein, in respect of the drilling rigs forming part of the Equipment that are in operation as at the Closing Date, the Purchaser shall remove all Prohibited Name and Marks within thirty (30) days of the Closing Date.

12.20	Privacy

(a)	The Vendor and Purchaser agree:

(i)	to restrict the collection, use and disclosure of Personal Information between them to purposes which relate to the Transaction;

(ii)	that the Personal Information is necessary for the Parties to determine whether to proceed with the Transaction, and, if the Parties agree to proceed with the Transaction that the Personal Information is necessary for them to carry out and complete the Transaction.

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(b)	After Closing, the Vendor shall use and disclose the Personal Information for those purposes for which it was initially collected; and, the Parties agree that such transferred Personal Information relates solely to the carrying on of the business or activity or the carrying out of the objects for which the business transaction took place.

(c)	If the business transaction does not proceed or is not completed, the Purchaser must, if the Personal Information provided to the Purchaser by the Vendor is still under the Purchaser’s custody or control, at the sole discretion of the Vendor, either destroy the information or return it to the Vendor.

(d)	The Vendor and Purchaser shall at all time act in accordance with applicable Privacy Laws.

[Signature page follows.]

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IN WITNESS WHEREOF the parties have executed this Agreement all on the day and year first above written.

NABORS DRILLING CANADA LIMITED

Per:	/s/ Michael Niedermaier
Name: Michael Niedermaier Title: Director

ENSIGN DRILLING INC.

Per:	/s/ Robert H. Geddes
Name: Robert H. Geddes Title: President

Per:	/s/ Michael Gray
Name: Michael Gray Title: Chief Financial Officer

NABORS GLOBAL HOLDINGS II LIMITED

Per:	/s/ Mark D. Andrews
Name: Mark D. Andrews Title: Director, President